Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL BRASS AND COPPER HOLDINGS, INC. REPORTS FIRST

QUARTER 2014 FINANCIAL RESULTS

First Quarter Highlights

•	Volume increased 2.1% to 134.2 million pounds year-over-year;

•	Adjusted sales increased 1.2% year-over-year to $141.3 million;

•	Consolidated Adjusted EBITDA of $28.7 million;

•	Adjusted diluted earnings per common share of $0.50;

•	Net sales decreased 0.3% year-over-year to $443.8 million; and

•	Net income attributable to GBC of $9.7 million, or $0.46 per diluted share, versus net income of $11.4 million, or $0.54 per diluted share in prior year period.

Schaumburg, IL., May 7, 2014 Global Brass and Copper Holdings, Inc. (NYSE:BRSS) (“GBC” or the “Company”) today announced the results for the first quarter ended March 31, 2014.

First Quarter Operating Results

Volume for the first quarter of 2014 increased by 2.1% to 134.2 million pounds compared to 131.5 million pounds in the first quarter of 2013. The increase in volume was the result of higher demand in the building and housing, automotive, coinage and munitions end markets. These increases were partially offset by lower demand in the electronics/electrical components end market resulting from customers sourcing their finished products offshore, which resulted in reduced demand for brass rod in this end market. By segment, Olin Brass, Chase Brass, and A.J. Oster volume increased 1.7%, 1.6%, and 1.2% during the first quarter, respectively.

“Increasing volumes across the business coupled with ongoing momentum in Eco Brass, our lead-free product portfolio, drove first quarter performance,” said John Wasz, GBC’s President and Chief Executive Officer. “We continue to make disciplined investments to bolster our future growth, strengthen our industry leading product portfolio, optimize efficiencies in our supply chain and drive our continuous improvement initiatives. While we did experience some short-term weather-related disruptions and sub-par operational performance during the first quarter, we have great confidence in our business and the strategy we are executing to create shareholder value.”

Net sales for the first quarter of 2014 decreased by 0.3% to $443.8 million compared to $445.0 million in the first quarter of 2013. The decline in net sales was attributable to lower metal prices and a shift in product mix, partially offset by an increase in average selling prices, higher volume and as a result of higher sales of unprocessed metal. Adjusted sales, a non-GAAP financial measure which reflects the value added premium over metal replacement cost recovery, increased by 1.2% to $141.3 million for the first quarter of 2014 from $139.6 million for the same period of 2013. A reconciliation of net sales to adjusted sales is provided later in this press release.

Net income attributable to GBC for the quarter was $9.7 million, or $0.46 per diluted share, compared to net income of $11.4 million, or $0.54 per diluted share, for the same period of 2013. The decrease in net income attributable to GBC for the quarter was primarily the result of the decrease in gross profit, partially offset by a decrease in selling, general and administrative expenses and a decrease in the provision for income taxes.

Consolidated Adjusted EBITDA, a non-GAAP measure of consolidated GBC profitability, was $28.7 million for the first quarter of 2014, a decrease of 4.7% compared to the first quarter of 2013, driven by higher manufacturing conversion costs and a shift in product mix. Partially offsetting the decrease were higher volume, increases in average selling prices, lower shrinkage costs and a decrease in selling, general and administrative costs. A reconciliation of net income attributable to Global Brass and Copper Holdings, Inc. to Consolidated Adjusted EBITDA is provided later in this press release.

Cash Flow and Leverage

During the first quarter of 2014, the Company reported net cash used in operating activities of $5.0 million driven by increased investment in working capital.

The Company ended the quarter with cash of $16.9 million, borrowings of $23.0 million under its asset based revolving lending facility (“ABL Facility”), senior secured notes of $375.0 million, and with borrowing availability of $176.5 million under its ABL Facility.

2014 Guidance

The Company is lowering its full-year 2014 guidance. For the full-year 2014, GBC expects:

•	Shipment volumes to range from 536 million pounds to 542 million pounds, which is a reduction from the prior guidance of 537 million pounds to 548 million pounds;

•	Adjusted sales to range from $568 million to $575 million, which is a reduction from the prior guidance of $573 million to $584 million; and

•	Consolidated Adjusted EBITDA is expected to range from $118 million to $123 million, which is a reduction from the prior guidance of $122 million to $127 million.

The reduction reflects a lowering of near term growth expectations in automotive, building and housing, and coinage end markets versus management’s prior estimates, and the need for an additional quarter to resolve various operating issues at Olin Brass. While the Company expects second quarter volume and Consolidated Adjusted EBITDA to improve compared to first quarter, the Company does not expect year over year Consolidated Adjusted EBITDA growth until the second half of the year.

Conference Call

The Company will host a teleconference and webcast at 8:30 a.m. (Central Time) on Thursday, May 8 to review the results. To listen to the live call, individuals can access the webcast at the investor relations portion of the Company’s website at http://ir.gbcholdings.com, or by dialing 866-318-8614, passcode # 90110782 approximately 10 minutes before the scheduled start time. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the Global Brass and Copper website.

About Global Brass and Copper

Global Brass and Copper Holdings, Inc. through its wholly-owned principal operating subsidiary, Global Brass and Copper, Inc., is a leading, value-added converter, fabricator, distributor and processor of specialized copper and brass products in North America. We engage in metal melting and casting, rolling, drawing, extruding and stamping to fabricate finished and semi-finished alloy products from processed scrap, copper cathode and other refined metals. Our products include a wide range of sheet, strip, foil, rod, tube and fabricated metal component products that we sell under the Olin Brass, Chase Brass and A.J. Oster brand names. Our products are used in a variety of applications across diversified end markets, including the building and housing, munitions, automotive, transportation, coinage, electronics/electrical components, industrial machinery and equipment and general consumer end markets.

CONTACT:	Robert Micchelli Global Brass and Copper Holdings, Inc. Chief Financial Officer (847) 240-4700 Ryan Lown FTI Consulting (312) 553-6756

Global Brass and Copper Holdings, Inc.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
(In millions, except per share data)	2014	2013
Net sales	$443.8	$445.0
Cost of sales	400.2	398.1

Gross profit	43.6	46.9
Selling, general and administrative expenses	18.8	19.7

Operating income	24.8	27.2
Interest expense	9.9	9.9
Other expense, net	0.1	0.2

Income before provision for income taxes and equity income	14.8	17.1
Provision for income taxes	5.3	6.0

Income before equity income	9.5	11.1
Equity income, net of tax	0.3	0.4

Net income	9.8	11.5
Less: Net income attributable to noncontrolling interest	0.1	0.1

Net income attributable to Global Brass and Copper Holdings, Inc.	$9.7	$11.4

Net income attributable to Global Brass and Copper Holdings, Inc. per common share:
Basic	$0.46	$0.54
Diluted	$0.46	$0.54
Weighted average common shares outstanding:
Basic	21.1	21.1
Diluted	21.2	21.1
Supplemental Non-GAAP Information
Net sales	$443.8	$445.0
Metal component of net sales	302.5	305.4

Adjusted sales	$141.3	$139.6

Diluted net income per common share, as reported	$0.46	$0.54
Management fees paid to affiliates of KPS	—	0.01
Specified legal/professional expenses	0.03	0.02
Share-based compensation expense	0.01	—

Adjusted diluted earnings per common share (1)	$0.50	$0.57

(1)	Adjustments include a tax effect.

Global Brass and Copper Holdings, Inc.

Consolidated Adjusted EBITDA Reconciliation

	Three Months Ended March 31,
(in millions)	2014	2013
Net income attributable to Global Brass and Copper Holdings, Inc.	$9.7	$11.4
Interest expense	9.9	9.9
Provision for income taxes	5.3	6.0
Depreciation expense	2.3	1.9
Amortization expense	—	—

Consolidated EBITDA	$27.2	$29.2
Unrealized loss on derivative contracts (a)	0.2	—
Non-cash accretion of income of Dowa Joint Venture (b)	(0.2)	(0.2)
Management fees (c)	—	0.3
Specified legal/professional expenses (d)	1.1	0.8
Lower of cost or market adjustment to inventory (e)	0.1	—
Share-based compensation expense (f)	0.3	—

Consolidated Adjusted EBITDA	$28.7	$30.1

(a)	Represents unrealized gains and losses on derivative contracts in support of our balanced book approach and unrealized gains and losses associated with derivative contracts with respect to electricity and natural gas costs.
(b)	As a result of the application of purchase accounting in connection with the November 2007 acquisition, no carrying value was initially assigned to our equity investment in our Dowa Joint Venture. This adjustment represents the accretion of equity in our Dowa Joint Venture at the date of the acquisition over a 13-year period (which represents the estimated useful life of the technology and patents of the joint venture).
(c)	The 2013 amount represents a portion of the annual advisory fees payable to affiliates of KPS.
(d)	Specified legal/professional expenses for the three months ended March 31, 2014 includes $1.1 million of professional fees for accounting, tax, legal and consulting services related to costs incurred as a publicly traded company, including Additional Follow-On Public Offering costs. Specified legal/professional expenses for the three months ended March 31, 2013 includes $0.8 million of professional fees for accounting, tax, legal and consulting services related to the Exchange Offer and public company readiness efforts.
(e)	Represents a non-cash lower of cost or market charge for the write down of inventory recorded during the three months ended March 31, 2014.
(f)	Represents share-based compensation expense resulting from the grant of non-qualified stock options, restricted stock and performance-based shares to certain employees, members of our management and our Board of Directors.

Segment Results of Operations

	Three Months Ended		Change
	March 31,		2014 vs. 2013
(in millions)	2014	2013	Amount	Percent
Pounds shipped (a)
Olin Brass	67.6	66.5	1.1	1.7%
Chase Brass	58.9	58.0	0.9	1.6%
A.J. Oster	17.4	17.2	0.2	1.2%
Corporate & other (b)	(9.7)	(10.2)	0.5	(4.9%)

Total	134.2	131.5	2.7	2.1%

Net Sales
Olin Brass	$213.1	$200.9	$12.2	6.1%
Chase Brass	162.6	174.5	(11.9)	(6.8%)
A.J. Oster	81.5	84.0	(2.5)	(3.0%)
Corporate & other (b)	(13.4)	(14.4)	1.0	(6.9%)

Total	$443.8	$445.0	$(1.2)	(0.3%)

Segment Adjusted EBITDA
Olin Brass	$10.1	$11.5	$(1.4)	(12.2%)
Chase Brass	18.4	18.9	(0.5)	(2.6%)
A.J. Oster	4.1	4.5	(0.4)	(8.9%)

Total for operating segments	$32.6	$34.9	$(2.3)	(6.6%)

(a)	Amounts exclude quantity of unprocessed metal sold.
(b)	Amounts represent intercompany eliminations.

Segment Adjusted EBITDA Reconciliation

	Three Months Ended			Three Months Ended
	March 31, 2014			March 31, 2013
(in millions)	Olin Brass	Chase Brass	A.J. Oster	Olin Brass	Chase Brass	A.J. Oster
Income before provision for income taxes and equity income:	$8.8	$17.6	$4.0	$10.3	$18.3	$4.4
Interest expense	—	—	—	—	—	—
Depreciation expense	1.3	0.8	0.1	1.1	0.6	0.1
Amortization expense	—	—	—	—	—	—

Segment EBITDA	$10.1	$18.4	$4.1	$11.4	$18.9	$4.5
Equity income, net of tax	0.3	—	—	0.4	—	—
Net income attributable to non-controlling interest	(0.1)	—	—	(0.1)	—	—
Non-cash accretion of income of Dowa Joint Venture (a)	(0.2)	—	—	(0.2)	—	—

Segment Adjusted EBITDA	$10.1	$18.4	$4.1	$11.5	$18.9	$4.5

(a)	As a result of the application of purchase accounting in connection with the November 2007 acquisition, no carrying value was initially assigned to our equity investment in our Dowa Joint Venture. This adjustment represents the accretion of equity in our Dowa Joint Venture over a 13-year period (which represents the estimated useful life of the technology and patents of the joint venture).

Global Brass and Copper Holdings, Inc.

Consolidated Balance Sheets (Unaudited)

	As of
	March 31,	December 31,	March 31,
(In millions, except par value data)	2014	2013	2013
Assets
Current assets:
Cash	$16.9	$10.8	$15.8
Accounts receivable (net of allowance of $1.0, $1.0 and $1.4, respectively)	214.9	171.8	220.3
Inventories	196.3	190.9	185.5
Prepaid expenses and other current assets	32.7	22.2	16.5
Deferred income taxes	32.6	32.2	32.6
Income tax receivable	5.2	4.3	2.4

Total current assets	498.6	432.2	473.1
Property, plant and equipment, net	91.3	88.0	72.2
Investment in joint venture	2.5	2.2	2.4
Goodwill	4.4	4.4	4.4
Intangible assets, net	0.7	0.7	0.8
Deferred income taxes	4.6	4.6	6.4
Other noncurrent assets	16.0	16.6	17.2

Total assets	$618.1	$548.7	$576.5

Liabilities and equity / (deficit)
Current liabilities:
Accounts payable	106.6	85.4	119.0
Accrued liabilities	68.6	56.1	54.6
Accrued interest	12.2	3.3	12.2
Income tax payable	0.4	0.5	0.3

Total current liabilities	187.8	145.3	186.1
Long-term debt	398.0	380.5	400.0
Other noncurrent liabilities	26.3	26.3	27.4

Total liabilities	612.1	552.1	613.5

Commitments and contingencies
Global Brass and Copper Holdings, Inc. stockholders’ equity / (deficit):
Common stock—$.01 par value; 80.0 shares authorized; 21.3, 21.3 and 21.1 shares issued and outstanding, respectively	0.2	0.2	0.2
Additional paid-in capital	31.0	30.5	—
Accumulated deficit	(29.7)	(38.6)	(36.8)
Accumulated other comprehensive income	0.4	0.5	1.1
Receivable from stockholder	—	—	(5.2)

Total Global Brass and Copper Holdings, Inc. stockholders’ equity / (deficit)	1.9	(7.4)	(40.7)
Noncontrolling interest	4.1	4.0	3.7

Total equity / (deficit)	6.0	(3.4)	(37.0)

Total liabilities and equity / (deficit)	$618.1	$548.7	$576.5

Global Brass and Copper Holdings, Inc.

Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(In millions)	2014	2013
Cash flows from operating activities
Net income	$9.8	$11.5
Adjustments to reconcile net income to net cash used in operating activities:
Other adjustments	2.9	3.0
Change in assets and liabilities:
Accounts receivable	(43.2)	(55.8)
Inventories	(5.6)	(10.9)
Prepaid expenses and other current assets	(10.7)	(4.3)
Accounts payable	21.2	37.4
Accrued liabilities	12.5	6.2
Accrued interest	8.9	8.9
Income taxes, net	(0.9)	(1.0)
Other, net	0.1	(0.1)

Net cash used in operating activities	(5.0)	(5.1)
Cash flows from investing activities
Capital expenditures	(5.7)	(3.1)
Proceeds from sale of property, plant and equipment	—	0.2

Net cash used in investing activities	(5.7)	(2.9)
Cash flows from financing activities
Borrowings on ABL Facility	107.9	93.4
Payments on ABL Facility	(90.4)	(82.9)
Dividends paid	(0.8)	—
Proceeds from exercise of stock options	0.1	—
Excess tax benefit from share-based compensation	0.1	—
Amounts due from stockholder	—	(0.3)

Net cash provided by financing activities	16.9	10.2
Effect of foreign currency exchange rates	(0.1)	(0.3)

Net increase in cash	6.1	1.9
Cash at beginning of period	10.8	13.9

Cash at end of period	$16.9	$15.8

Cautionary Statement Concerning Forward-Looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes”, “expects”, “projects”, “may”, “would”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates”, “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements the Company makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to its expectations regarding future industry trends are forward-looking statements. In addition, the Company, through its senior management, from time to time make forward-looking public statements concerning its expected future operations and performance and other developments. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may change at any time, and, therefore, the Company’s actual results may differ materially from those that it expected. The Company derives many of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect the Company’s actual results. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the failure to maintain the Company’s balanced book approach which could cause increased volatility in the Company’s profitability and operating results and may result in significant losses; the loss in order volumes from any of the Company’s largest customers, which may reduce the Company’s sales volumes, revenues and cash flows; the disruption to the Company’s business if its customers shift their manufacturing offshore; the occurrence of any prolonged disruptions at or failures of the Company’s manufacturing facilities and equipment which could have a material adverse effect on its business, financial condition, results of operations and cash flows; disruptions arising from inclement weather; and the failure to implement the Company’s business strategy, including its growth initiatives, could adversely affect its business, financial condition, results of operations or cash flows. More detailed information about these and other risks and uncertainties are contained in the Company’s filings with the Securities and Exchange Commission, including under “Risk Factors” and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2014. All forward-looking information in this press release is expressly qualified in its entirety by these cautionary statements. All forward-looking statements contained in this press release are based upon information available to the Company on the date of this press release.

In addition, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Accordingly, investors should not place undue reliance on those statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Non-GAAP Measures

In addition to the results reported in accordance with U.S. GAAP, we have provided information regarding “Consolidated EBITDA”, “Segment EBITDA”, “Consolidated Adjusted EBITDA”, “Segment Adjusted EBITDA”, “Adjusted Diluted Earnings per Common Share” , and “Adjusted Sales”, each of which is defined below.

EBITDA-Based Measures

We define Consolidated EBITDA as net income (loss) attributable to Global Brass and Copper Holdings, Inc., adjusted to exclude interest expense, provision for (benefit from) income taxes, depreciation expense and amortization expense. Segment EBITDA is defined by us as income (loss) before provision for (benefit from) income taxes and equity income, adjusted to exclude interest expense, depreciation expense and amortization expense, in each case, to the extent such items are attributable to such segment.

We use Consolidated EBITDA only to calculate Consolidated Adjusted EBITDA. Consolidated Adjusted EBITDA is Consolidated EBITDA, further adjusted to exclude unrealized gains and losses on derivative contracts in support of our balanced book approach, unrealized gains and losses associated with derivative contracts related to electricity and natural gas costs, non-cash losses due to lower of cost or market adjustments to inventory, LIFO-based gains and losses due to the depletion of a LIFO layer of metal inventory, non-cash compensation expense related to payments made to certain members of our management by Halkos, share-based compensation expense, loss on extinguishment of debt, non-cash income accretion related to the Dowa Joint Venture, management fees paid to KPS Management II, L.P. and KPS Management III, L.P. (“KPS”), restructuring and other business transformation charges, specified legal and professional expenses and certain other items.

We use Segment EBITDA only to calculate Segment Adjusted EBITDA. Segment Adjusted EBITDA is Segment EBITDA, further adjusted to include equity income, net of tax and to exclude net income attributable to noncontrolling interest, unrealized gains and losses on derivative contracts in support of our balanced book approach, unrealized gains and losses associated with derivative contracts related to electricity and natural gas costs, non-cash losses due to lower of cost or market adjustments to inventory, LIFO-based gains and losses due to the depletion of a LIFO layer of metal inventory, non-cash compensation expense related to payments made to certain members of our management by Halkos, share-based compensation expense, loss on extinguishment of debt, non-cash income accretion related to the Dowa Joint Venture and restructuring and other business transformation charges, in each case, to the extent such items are attributable to the relevant segment.

We present the above-described EBITDA-based measures because we consider them important supplemental measures and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Nevertheless, our EBITDA-based measures may not be comparable to similarly titled measures presented by other companies.

We present Consolidated Adjusted EBITDA as a supplemental measure of our performance because we believe it represents a meaningful presentation of the financial performance of our core operations, without the impact of the various items excluded, in order to provide period-to-period comparisons that are more consistent and more easily understood. In addition, Segment Adjusted EBITDA is the key metric used by our chief operating decision-maker to evaluate the business performance of our segments in comparison to budgets, forecasts and prior-year financial results, providing a measure that management believes reflects our core operating performance.

Our EBITDA-based measures are not intended as alternatives to net income (loss) as indicators of our operating performance, as alternatives to any other measure of performance in conformity with GAAP or as alternatives to cash flow provided by operating activities as measures of liquidity. You should therefore not place undue reliance on our EBITDA-based measures or ratios calculated using those measures. Our GAAP-based measures can be found in our consolidated financial statements included elsewhere in this press release.

Adjusted Diluted Earnings per Common Share

Adjusted Diluted Earnings per Common Share is defined as Diluted Income (Loss) per Common Share adjusted to remove the after-tax impact of the addbacks to EBITDA in calculating Consolidated Adjusted EBITDA. We believe that Adjusted Diluted Earnings per Common Share supplements our GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons. Adjusted Diluted Earnings per Common Share may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by GAAP.

Adjusted Sales

Adjusted sales is defined as net sales less the metal component of net sales. Net sales is the most directly comparable GAAP measure to adjusted sales. Adjusted sales represents the value-added premium we earn over our conversion and fabrication costs. Management uses adjusted sales on a consolidated basis to monitor the revenues that are generated from our value-added conversion and fabrication processes excluding the effects of fluctuations in metal costs. We believe that adjusted sales supplements our GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons. Adjusted sales may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by GAAP.